Exhibit 10.23

Confidential Memo

To:	Name
From:	Peter Platzer
Date:	Date
Re:	2024 Cash & Equity Awards

My sincere thanks to you for everything you did to make 2023 a successful year for Spire! I am very proud of our achievements as a team and your personal commitment to our company’s culture and performance has made a real impact. As a result, I would like to congratulate you by confirming your 2024 base salary, bonus target and equity award.

Base Salary - 2024

We worked with an outside consulting firm to analyze your personal compensation against a set of equivalent peer-level publicly held companies. During that review, a decision was made to adjust your current base salary.

Your new annual base salary is: XXX USD, which will be effective on September 1, 2024 (aligned with the effective date for all other Spire employees).

Equity Award - 2024

We have also recommended to the Compensation Committee that you receive a Refresh Grant of Restricted Stock Units. And I am pleased to inform you that the following equity award has been approved:

●
Refresh Grant of XXX Restricted Stock Units – vesting at a rate of 1/8th quarterly (beginning May 2024) over a period of 2 years.

The Award will be subject to the terms and conditions of the Spire Global, Inc. 2021 Equity Incentive Plan (as amended, the “Plan”) and restricted stock unit award agreement thereunder.

Bonus Target - 2024

Upon completing the 2024 annual performance period, you will also be eligible to receive a Performance Bonus with a target set at XX% of your annual base salary. This award will be determined upon reviewing the company’s performance against our board-approved financial metrics. This bonus will be subject to review and approval by the Company’s Board of Directors or its Compensation Committee in February 2025.

All other terms and conditions of your employment remain as set forth in your offer letter agreement, proprietary information, and inventions agreement and, if applicable, your arbitration agreement.

Again, I truly appreciate your contributions to Spire’s success - and I look forward to all the great things we will accomplish together this year. Congratulations!

Peter Platzer

CONFIDENTIAL